                                                                    Exhibit 10.1

                                CREDIT AGREEMENT


                          DATED AS OF DECEMBER 10, 1999

                                      AMONG

                            W.R. BERKLEY CORPORATION,

                     BANK OF AMERICA, NATIONAL ASSOCIATION,
                            AS ADMINISTRATIVE AGENT,

                                       AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                   ARRANGED BY


                         BANC OF AMERICA SECURITIES LLC,
                   AS SOLE BOOK MANAGER AND SOLE LEAD ARRANGER

                                TABLE OF CONTENTS

Section                                                                   Page
ARTICLE I

    DEFINITIONS                                                                1
    1.1  Certain Defined Terms                                                 1
    1.2  Other Interpretive Provisions                                        19
    1.3  Accounting Principles                                                21

ARTICLE II

    THE CREDITS                                                               21
    2.1  Amounts and Terms of Commitments                                     21
    2.2  Loan Accounts                                                        21
    2.3  Procedure for Borrowing                                              22
    2.4  Conversion and Continuation Elections                                23
    2.5  Voluntary Termination or Reduction of Commitments                    25
    2.6  Optional Prepayments                                                 25
    2.7  Repayment                                                            25
    2.8  Interest                                                             25
    2.9  Fees                                                                 26
         (a)  Arrangement, Agency Fees                                        26
         (b)  Facility Fees                                                   27
         (c)  Utilization Fees                                                27
    2.10 Computation of Fees and Interest                                     27
    2.11 Payments by the Company                                              28
    2.12 Payments by the Banks to the Agent                                   29
    2.13 Sharing of Payments, Etc.                                            29
    2.14 Termination Date                                                     30
    2.15 Increase of Commitments                                              31

ARTICLE III

    TAXES, YIELD PROTECTION AND ILLEGALITY                                    31
    3.1  Taxes                                                                32
    3.2  Illegality                                                           33
    3.3  Increased Costs and Reduction of Return                              34
    3.4  Funding Losses                                                       34
    3.5  Inability to Determine Rates                                         35
    3.6  Certificates of Banks                                                36
    3.7  Survival                                                             36

ARTICLE IV

    CONDITIONS PRECEDENT                                                      36
    4.1  Conditions of Initial Loans                                          36

         (a)  Credit Agreement and Notes                                      36
         (b)  Resolutions; Incumbency                                         36
         (c)  Organization Documents; Good Standing                           37
         (d)  Legal Opinions                                                  37
         (e)  Payment of Fees                                                 37
         (f)  Certificate                                                     37
         (g)  Other Documents                                                 38
    4.2  Conditions to All Borrowings                                         38
         (a)  Notice of Borrowing                                             38
         (b)  Continuation of Representations and Warranties                  38
         (c)  No Existing Default                                             38

ARTICLE V

    REPRESENTATIONS AND WARRANTIES                                            38
    5.1  Corporate Existence and Power                                        38
    5.2  Corporate Authorization; No Contravention                            39
    5.3  Governmental Authorization                                           39
    5.4  Binding Effect                                                       40
    5.5  Litigation                                                           40
    5.6  No Default                                                           40
    5.7  ERISA Compliance                                                     40
    5.8  Use of Proceeds; Margin Regulations                                  41
    5.9  Title to Properties                                                  41
    5.10 Taxes                                                                42
    5.11 Financial Condition                                                  42
    5.12 Environmental Matters                                                42
    5.13 Regulated Entities                                                   42
    5.14 No Burdensome Restrictions                                           43
    5.15 Copyrights, Patents, Trademarks and Licenses, etc.                   43
    5.16 Subsidiaries                                                         43
    5.17 Insurance                                                            43
    5.18 Full Disclosure                                                      43
    5.19 Solvency                                                             44
    5.20 Insurance Subsidiaries                                               44
    5.21 Year 2000                                                            44

ARTICLE VI

    AFFIRMATIVE COVENANTS                                                     44
    6.1  Financial Statements                                                 45
    6.2  Certificates; Other Information                                      47
    6.3  Notices                                                              48
    6.4  Preservation of Corporate Existence, Etc.                            49
    6.5  Maintenance of Property                                              50
    6.6  Insurance                                                            50
    6.7  Payment of Obligations                                               50
    6.8  Compliance with Laws                                                 51

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
    6.9  Compliance with ERISA                                                51
    6.10 Inspection of Property and Books and Records                         51
    6.11 Environmental Laws                                                   52
    6.12 Use of Proceeds                                                      52

ARTICLE VII

    NEGATIVE COVENANTS                                                        52
    7.1  Limitation on Liens                                                  52
    7.2  Disposition of Assets                                                54
    7.3  Consolidations and Mergers                                           55
    7.4  Transactions with Affiliates                                         55
    7.5  Use of Proceeds                                                      55
    7.6  ERISA                                                                56
    7.7  Change in Business                                                   56
    7.8  Accounting Changes                                                   56
    7.9  Financial Covenants                                                  56
    7.10 Deferrable Interest Debentures                                       57

ARTICLE VIII

    EVENTS OF DEFAULT                                                         57
    8.1  Event of Default                                                     57
         (a)  Non-Payment                                                     57
         (b)  Representation or Warranty                                      57
         (c)  Specific Defaults                                               57
         (d)  Other Defaults                                                  57
         (e)  Cross-Default                                                   57
         (f)  Insolvency; Voluntary Proceedings                               58
         (g)  Involuntary Proceedings                                         58
         (h)  Employee Benefit Plans                                          59
         (i)  Monetary Judgments                                              59
         (j)  Non-Monetary Judgments                                          59
         (k)  Change of Control                                               59
         (l)  Loss of Licenses                                                59
         (m)  Adverse Change                                                  60
         (n)  Change in Regulation                                            60
    8.2  Remedies                                                             60
    8.3  Rights Not Exclusive                                                 61

ARTICLE IX

    THE AGENT                                                                 61
    9.1  Appointment and Authorization                                        61
    9.2  Delegation of Duties                                                 61
    9.3  Liability of Agent                                                   61
    9.4  Reliance by Agent                                                    62
    9.5  Notice of Default                                                    63

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
    9.6  Credit Decision                                                      63
    9.7  Indemnification                                                      64
    9.8  Agent in Individual Capacity                                         64
    9.9  Successor Agent                                                      65
    9.10 Withholding Tax                                                      65

ARTICLE X

    MISCELLANEOUS                                                             67
    10.1  Amendments and Waivers                                              67
    10.2  Notices                                                             68
    10.3  No Waiver; Cumulative Remedies                                      69
    10.4  Costs and Expenses                                                  69
    10.5  Indemnity                                                           70
    10.6  Payments Set Aside                                                  71
    10.7  Successors and Assigns                                              71
    10.8  Assignments, Participations, etc.                                   71
    10.9  Confidentiality                                                     73
    10.10 Set-off                                                             74
    10.11 Notification of Addresses, Lending Offices, Etc.                    75
    10.12 Counterparts                                                        75
    10.13 Severability                                                        75
    10.14 No Third Parties Benefited                                          75
    10.15 Governing Law and Jurisdiction                                      75
    10.16 Waiver of Jury Trial                                                76
    10.17 Entire Agreement                                                    76

    SCHEDULES

    Schedule 2.1              Commitments
    Schedule 5.7              ERISA
    Schedule 5.16             Subsidiaries and Minority Interests
    Schedule 7.1              Permitted Liens
    Schedule 7.1(k)           Purchase Money Security Interests
    Schedule 10.2             Lending Offices; Addresses for Notices


    EXHIBITS

    Exhibit A                 Form of Notice of Borrowing
    Exhibit B                 Form of Notice of Conversion/Continuation
    Exhibit C                 Form of Compliance Certificate
    Exhibit D                 Form of Legal Opinion of Company's Counsel
    Exhibit E                 Form of Assignment and Acceptance
    Exhibit F                 Form of Promissory Note

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is entered into as of December 10, 1999, among W.R. Berkley Corporation, a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America, National Association, as administrative agent for the Banks.

         WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                    ARTICLE 1

                                  DEFINITIONS

         1.1 Certain Defined Terms. The following terms have the following meanings:

                  "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agent" means BofA in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 9.9.

                  "Agent-Related Persons" means BofA and any successor administrative agent arising under Section 9.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                  "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent, or such other address as the Agent may from time to time specify.

                  "Agreement" means this Credit Agreement.

                  "Annual Statement" means the annual financial statement of any insurance company as required to be filed with the Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

                  "Applicable Facility Fee Rate", "Applicable Margin" and "Applicable Utilization Fee Rate" means the following percentages (expressed in basis points) from time to time based upon the then applicable senior unsecured, unsupported debt rating of the Company assigned by S&P and Moody's:

                                                   LEVEL I         LEVEL II         LEVEL III          LEVEL IV
                                                   > or =           > or =           > or =             < or =
SENIOR UNSECURED DEBT RATING                       A+/A1 OR          A-/A3           BBB+/Baa1          BBB/Baa2
                                                    A/A2
Applicable Facility Fee Rate                        7.50 bps        8.50 bps           10.00 bps        15.00 bps
Applicable Margin for Offshore Rate Loans          37.50 bps       46.50 bps           55.00 bps        70.00 bps
Application Margin for Base Rate Loans                 0 bps           0 bps               0 bps            0 bps
Applicable Utilization Fee Rate                      5.0 bps         5.0 bps            10.0 bps         10.0 bps

                  Notwithstanding the foregoing, the Applicable Margin during the period from the date hereof to and including January 31, 2000 shall be increased by 150 basis points with respect to all Loans made on the date hereof in excess of $35,000,000 (or for an Interest Period of one month) and all Loans made after the date hereof.

                  The Applicable Facility Fee Rate, Applicable Margin and Applicable Utilization Fee Rate shall be determined based upon the higher of the Company's senior debt rating from S&P or Moody's except that if the Company's senior debt rating differs by more than one level between such ratings from S&P and Moody's, the Applicable Facility Fee Rate, Applicable

         Margin and Applicable Utilization Fee Rate shall be one level higher than the lower such rating. In the event the Company's senior debt is unrated by both S&P and Moody's, the Applicable Facility Fee Rate, the Applicable Margin and the Applicable Utilization Fee Rate shall be determined as if Level IV were applicable until the senior debt shall be rated.

                  "Arranger" means Banc of America Securities LLC, a Delaware limited liability company, as sole lead arranger hereunder.

                  "Assignee" has the meaning specified in subsection 10.8(a).

                  "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

                  "Bank" has the meaning specified in the introductory clause hereto.

                  "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

                  "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in Charlotte, North Carolina as its "prime rate" (the "prime rate" being a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the prime rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

                  "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

                  "BofA" means Bank of America, National Association, a national banking association.

                  "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks under
         Article II, and having the same Interest Period.

                  "Borrowing Date" means any date on which a Borrowing occurs under Section 2.3.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

                  "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                  "Change of Control" means (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (b) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes, directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of the Company that represent 51% or more of the combined voting power of the Company's then outstanding securities (other than William R. Berkley or any Affiliate of William R. Berkley); or (c) individuals who are Continuing Directors shall cease for any reason to constitute at least a majority of the Board of Directors of the Company.

                  "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Banks (or, in the case of subsection 4.1(e), waived by the Person entitled to receive such payment).

                  "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

                  "Commitment", as to each Bank, has the meaning specified in
         Section 2.1.

                  "Common Stockholder's Equity" means, as of a particular date, the common stockholder's equity (including common stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared as of such date in accordance with GAAP but without giving effect to Statement of Financial Accounting Standards No. 115.

                  "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

                  "Contingent Obligation" means, as to any Person, without duplication, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor,
         (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract; provided, however, that Contingent Obligations shall not include liabilities under policies or agreements of insurance or reinsurance entered into by the Company or its Subsidiaries in the ordinary course of business.

                  "Continuing Director" means (i) any Person who on the date of this Agreement was a member of the Board of Directors of the Company, while such Person is a member of the Board, or (ii) any Person who subsequently becomes a member of the Board, while such Person is a member of the Board, if such Person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

                  "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                  "Controlled Group" means the Company and any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses as described in sections 414(b) and 414(c), respectively, of the Code or in section 4001 of ERISA.

                  "Conversion/Continuation Date" means any date on which, under
         Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

                  "Debt Ratio" shall mean the ratio of (i) all Indebtedness of the Company (other than obligations under Swap Contracts consisting only of options with respect to equity investments held in a merger arbitrage portfolio of the Company or any Subsidiary which obligations were entered into for the purpose of hedging risk with respect to such portfolio) to (ii) Total Capital of the Company.

                  "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                  "Deferrable Interest Debentures" means the 8.197% Junior Subordinated Deferrable Interest Debentures due December 15, 2045 issued pursuant to an Indenture dated as of December 20, 1996, as amended and supplemented from time to time, between the Company and The Bank of New York.

                  "Department" means the applicable Governmental Authority of the state of domicile of an insurance company responsible for the regulation of said insurance company.

                  "Dollars", "dollars" and "$" each mean lawful money of the United States.

                  "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in United States; (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary; and (iv) a Person to which the Company and the Agent shall agree.

                  "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

                  "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health and safety matters.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
         Code).

                  "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

                  "Event of Default" means any of the events or circumstances specified in Section 8.1.

                  "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

                  "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

                  "Fee Letter" has the meaning specified in subsection 2.9(a).

                  "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                  "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

                  "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments (other than obligations with respect to insurance products issued in the normal course of business by Subsidiaries that are insurance companies); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person

         (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to the principal portion of capital leases; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member. For purposes of this definition, Indebtedness shall not include the Deferrable Interest Debentures to the extent such Deferrable Interest Debentures constitute less than 15% of Total Capital. If the Deferrable Interest Debentures constitute more than 15% of Total Capital, then the portion of the Deferrable Interest Debentures exceeding 15% of Total Capital will be included in Indebtedness. Notwithstanding the foregoing, the Deferrable Interest Debentures shall constitute Indebtedness for the purpose of Section 8.1(e).

                  "Indemnified Liabilities" has the meaning specified in Section 10.5.

                  "Indemnified Person" has the meaning specified in Section
         10.5.

                  "Independent Auditor" has the meaning specified in subsection 6.1(a).

                  "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

                  "Insurance Code" means, with respect to any insurance company, the insurance code of its state of domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed also to refer to successor sections.

                  "Insurance Subsidiary" means Berkley Regional Insurance Company, Continental Western Insurance Company, Signet Star Reinsurance Company, Midwest Employers Casualty Company, Admiral Insurance Company and any other Subsidiary of the Company, including Subsidiaries of Subsidiaries, which is engaged in the insurance business and which shall have assets in excess of $250,000,000 on a SAP basis.

                  "Interest Payment Date" means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

                  "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

         provided that:

                           (i) if any Interest Period would otherwise end on a
                  day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                           (ii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                           (iii) no Interest Period for any Loan shall extend
                  beyond the Revolving Termination Date.

                  "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                  "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.2, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

                  "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

                  "Loan" means an extension of credit by a Bank to the Company under Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

                  "Loan Documents" means this Agreement, any Notes, the Fee Letter and all other documents delivered to the Agent or any Bank in connection herewith.

                  "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

                  "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

                  "Moody's" means Moody's Investor Service, Inc.

                  "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

                  "NAIC" means the National Association of Insurance Commissioners or any successor thereto.

                  "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.2(b), in substantially the form of Exhibit F.

                  "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

                  "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

                  "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

                  "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/100th of 1%) determined by the Agent as follows:

    Offshore Rate =                  LIBOR
                    ------------------------------------
                    1.00 - Eurodollar Reserve Percentage

    Where,

                           "Eurodollar Reserve Percentage" means for any day for
                  any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities");

                           "LIBOR" means the rate per annum appearing on
                  Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum determined by Agent as the rate of interest at which dollar deposits in the approximate amount of the Offshore Rate Loan comprising part of such Borrowing would be offered by the BofA's London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

                  The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

                  "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

                  "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

                  "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

                  "Participant" has the meaning specified in subsection 10.8(d).

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

                  "Permitted Liens" has the meaning specified in Section 7.1.

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                  "Plan" means any "employee pension benefit plan," as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a "Multiemployer Plan"), and as to which any entity in the Controlled Group has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                  "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

                  "Reportable Event" means any of the events set forth in
         Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                  "Required Banks" means at any time Banks then holding at least 75% of the then aggregate unpaid principal amount of the Loans, or, if no amounts are outstanding, Banks then having at least 75% of the aggregate amount of the Commitments.

                  "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

                  "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                  "Revolving Termination Date" means the earlier to occur of:

                           (a) December 8, 2000 (the "Scheduled Termination
                  Date) as such date may be extended pursuant to Section 2.14;
                  and

                           (b) the date on which the Commitments terminate in
                  accordance with the provisions of this Agreement.

                  "S&P" means Standard & Poor's Ratings Group.

                  "SAP" shall mean, as to each Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Department for the preparation of annual financial statements and other financial reports by insurance corporations, or in the event the Department fails to prescribe or address such practices, the NAIC guidelines.

                  "Scheduled Termination Date" has the meaning specified in the definition of Revolving Termination Date.

                  "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                  "Stockholder's Equity" means, as of a particular date, total stockholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared as of such date in accordance with GAAP without giving effect to Statement of Financial Accounting Standards No. 115.

                  "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

                  "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

                  "Swap Contract" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

                      "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

                      "Total Capital" means Stockholder's Equity plus Indebtedness plus the principal amount of Deferrable Interest Debentures.

                      "Type" has the meaning specified in the definition of "Loan."

                      "United States" and "U.S." each means the United States of America.

                      "Welfare Plan" means any "employee welfare benefit plan," as such term is defined in ERISA, as to which the Company has any liability.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                      (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                      (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                              (ii) The term "including" is not limiting and means "including without limitation."

                              (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                      (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                      (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                      (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of any Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."

                      (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

         1.3 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied (except for changes in which the Independent Auditor concurs).

                      (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                   ARTICLE II

                                   THE CREDITS

         2.1 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.1 (such amount as the same may be reduced under Section 2.5, reduced or increased as a result of one or more assignments under Section 10.8 or increased under Section 2.15, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing, the aggregate principal amount of all outstanding Loans shall not at any time exceed the combined Commitments. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this
Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.

         2.2 Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

                      (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

         2.3 Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                                        (A) the amount of the Borrowing, which
                      shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

                                        (B) the requested Borrowing Date, which
                      shall be a Business Day;

                                        (C) the Type of Loans comprising the
                      Borrowing; and

                                        (D) if applicable, the duration of the
                      Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any

                      Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

                      (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

                      (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks or by wire transfer in accordance with written instructions provided to the Agent by the Company, of like funds as received by the Agent.

                      (d) After giving effect to any Borrowing, there may not be more than five different Interest Periods in effect.

         2.4 Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

                              (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of the other Type; or

                              (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

                      (b) The Company shall deliver a Notice of Conversion/ Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/ Continuation Date, if the Loans are to be converted into Base Rate
Loans, specifying:

                                    (A) the proposed Conversion/Continuation
                           Date;

                                    (B) the aggregate amount of Loans to be
                           converted or renewed;

                                    (C) the Type of Loans resulting from the
                           proposed conversion or continuation; and

                                    (D) if applicable, the duration of the
                           requested Interest Period.

                      (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                      (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

                      (e) Unless the Required Banks otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

                      (f) After giving effect to any conversion or continuation of Loans, there may not be more than five different Interest Periods in effect.

         2.5 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

         2.6 Optional Prepayments. Subject to Section 3.4, the Company may, at any time or from time to time, upon not less than three Business Days' irrevocable notice to the Agent, ratably prepay Loans in whole or in part, in minimum aggregate amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
Section 3.4.

         2.7 Repayment. The Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date.

         2.8 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Margin or the Base Rate, plus the Applicable Margin, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.4).

                     (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Offshore Rate Loans under Section 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

                     (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum which is determined by adding 2% per annum to the interest rate calculated pursuant to subsection (a) above for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans plus 2%.

                     (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

         2.9 Fees. (a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company and the Arranger and Agent dated May 26, 1999.

                     (b) Facility Fees. The Company shall pay to the Agent for the account of each Bank a facility fee on the average daily amount of such Bank's Commitment (whether or not used), computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily amount of the Commitments for that quarter as calculated by the Agent, equal to the Applicable Facility Fee Rate per annum. Such facility fee shall accrue from the date hereof to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on the first such date after the date hereof through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.5, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The facility fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

                     (c) Utilization Fees. The Company shall pay to the Agent for the account of each Bank a utilization fee on the actual daily outstanding principal amount of the Loans for any day on which the outstanding principal amount of the Loans exceeds one-half (1/2) of the aggregate Commitments computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily amount of the Commitments and outstanding Loans for that quarter as calculated by the Agent, equal to the Applicable Utilization Fee Rate per annum. Such utilization fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter in which such fee shall accrue commencing on the first such date after the date hereof through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date.

         2.10 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                     (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

         2.11 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                     (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                     (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

         2.12 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, the principal portion of such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such principal portion of such payment to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                     (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

         2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

         2.14 Termination Date. The Company may request an extension of the Scheduled Termination Date by submitting a request for an extension to the Agent (an "Extension Request") no more than 60 days or less than 45 days prior to the then effective Scheduled Termination Date. The Extension Request must specify the new Scheduled Termination Date requested by the Company and the date (which must be at least 30 days after the Extension Request is delivered to the Agent) as of which the Banks must respond to the Extension Request (the "Response Date"). The new Scheduled Termination Date shall be no more than 364 days after the Scheduled Termination Date in effect at the time the Extension Request is received, including the Scheduled Termination Date as one of the days in the calculation of the days elapsed. Promptly upon receipt of an Extension Request, the Agent shall notify each Bank of the contents thereof and shall request each Bank to approve the Extension Request. Each Bank approving the Extension Request shall deliver its written consent no later than the Response Date. If the consent of each of the Banks is received by the Agent, the Scheduled Termination Date specified in the Extension Request shall become effective on the existing Scheduled Termination Date and the Agent shall promptly notify the Company and each Bank of the new Scheduled Termination Date. If any Bank shall not so consent, the Scheduled Termination Date shall not be extended.

         2.15 Increase of Commitments. The Company may from time to time, by notice to the Agent, request that the total aggregate Commitments (the "Total Aggregate Commitment") be increased to an amount not exceeding $100,000,000. Each such notice shall set forth the requested amount of the increase in the Total Aggregate Commitment and the date on which such increase is to become effective. The increase in the Total Aggregate Commitment may be assumed by any Bank or any other financial institution agreed to by the Company and the Agent (any such Bank or other financial institution being called an "Augmenting Bank") and shall be effective upon the consent of the Company and the Augmenting Bank.

         Upon the effectiveness of any increase pursuant to this Section 2.15 of the Total Aggregate Commitment and any resulting adjustment in the Pro Rata Shares, the Banks and the Augmenting Banks will purchase from each other and sell to each other outstanding Loans sufficient to cause the outstanding Loans of each Bank and Augmenting Bank to equal its Pro Rata Share (as so adjusted) of the aggregate principal amount of the Total Aggregate Commitment. Such purchase and sale shall be made pursuant to Section 10.8 except that no minimum amount shall be required, no processing fee shall be charged and, if any Bank shall suffer a loss or incur an expense as a result of the effectiveness of such purchase or sale the Company shall pay such Bank the amount of such loss or expense. Each such Bank shall furnish the Company with a certificate setting forth the basis for determining the amount to be paid to it hereunder.


                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.1 Taxes. (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

                     (b) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

                     (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                               (i)  the sum payable shall be increased as
         necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                               (ii) the Company shall make such deductions and withholdings;

                               (iii)  the Company shall pay the full amount
         deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                               (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

                     (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                     (e) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

         3.2 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

                     (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

         3.3 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                     (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         3.4 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                     (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

                     (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                     (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;

                     (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

                     (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 3.3(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

         3.5 Inability to Determine Rates. If the Required Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.8(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

         3.6 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

         3.7 Survival. The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

                (a) Credit Agreement and Notes. This Agreement and the Notes executed by each party thereto;

                (b)  Resolutions; Incumbency.

                               (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

                               (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

                (c) Organization Documents; Good Standing. Each of the following documents:

                               (i) the articles or certificate of incorporation and the bylaws of the Company as in effect on the Closing
         Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                               (ii) a good standing certificate for the Company from the Secretary of State (or similar, applicable
         Governmental Authority) of its state of incorporation;

                (d) Legal Opinion. Opinion of Willkie Farr & Gallagher, special counsel to the Company and addressed to the Agent and the Banks, substantially in the form of Exhibits D.

                (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and
BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.9 and 10.4;

                (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                     (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date; and

                     (ii) there has occurred since December 31, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect except for those, if any, as may be set forth in reports filed by the Company with the SEC after December 31, 1998 and prior to the date of this Agreement; and

                (g) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

         4.2 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing
Date:

                (a) Notice of Borrowing. The Agent shall have received (with a copy for each Bank) a Notice of Borrowing;

                (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct in all material respects on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

                (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions in Section 4.2 are satisfied.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Agent and each Bank that:

         5.1 Corporate Existence and Power. The Company and each of its Insurance Subsidiaries:

                (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or domicile;

                (b) has the power and authority and all governmental licenses, authorizations, consents, certificates of authority and approvals (i) to own its assets and carry on its business, and (ii) in the case of the Company, to execute, deliver, and perform its obligations under the Loan Documents;

                (c) is duly qualified or, in the case of any Insurance Subsidiary, licensed as a foreign corporation or as a foreign insurance corporation, as the case may be, and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

                (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (b) (i), clause(c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not:

                     (a) contravene the terms of any of the Company's Organization Documents;

                     (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

                     (c)       violate any Requirement of Law.

         5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document.

         5.4 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

                     (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

                     (b) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

         5.7 ERISA Compliance. Set forth on Schedule 5.7 is a list of all welfare plans and all pension plans, within the meaning of sections 3(1) and (2) of ERISA, respectively, which, to the knowledge of the Company, are maintained with respect to employees of the Company or its Subsidiaries. Also set forth in
Schedule 5.7 is a list of all Multiemployer Plans, all Welfare Plans and all

Plans which the Company has adopted or expects to adopt. All required contributions to such Multiemployer Plans, Welfare Plans and Plans have been made, and no event has occurred with respect to any of the foregoing that would reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty. No entity in the Controlled Group has initiated any steps to withdraw from any Plan, or terminate any Plan under a distress termination.

         5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.5. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock in any manner that would result in a violation by the Company or any Subsidiary of Regulation T, U or X of the FRB.

         5.9 Title to Properties. The Company and each of the Insurance Subsidiaries have good and marketable title to all material properties and assets owned by them free and clear of all Liens except for such Liens that could not, individually or in the aggregate, have a Material Adverse Effect. All of the leases and subleases material to the business of the Company and the Insurance Subsidiaries, under which either the Company or any of the Insurance Subsidiaries holds properties, are in full force and effect, and neither the Company nor any of the Insurance Subsidiaries is in default in respect of any of the terms or provisions of any of such leases or subleases, the effect of which would reasonably be expected to have a Material Adverse Effect. The Company has no notice of any material claim of any kind which has been asserted by anyone adverse either to the Company's or any of its Insurance Subsidiaries' rights as lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the Company's or any of its Insurance Subsidiaries' rights to the continued possession of the leased or subleased premises under any such lease or sublease, which if determined adversely, would reasonably be expected to have a Material Adverse Effect.

         5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         5.11 Financial Condition. The audited consolidated balance sheet of the Company and its Subsidiaries dated December 31, 1998, and the unaudited consolidated balance sheet of the Company and its Subsidiaries dated September 30, 1999, and the related consolidated statements of income or operations and cash flows for the fiscal year and quarter, respectively, ended on such dates:
(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments; and (ii) fairly present the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby. Since December 31, 1998, there has been no Material Adverse Effect except as may be set forth in reports filed by the Company with the SEC after December 31, 1998 and prior to the date of this Agreement.

         5.12 Environmental Matters. The Company's and its Subsidiaries' business, operations and properties are conducted and maintained in all material respects in compliance with Environmental Laws.

         5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         5.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company and the Insurance Subsidiaries own or possess, or can acquire on reasonable terms, adequate trademarks, service marks and trade names necessary to conduct the business now operated by them, and neither the Company nor any of the Insurance Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any trademarks, service marks or trade names which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

         5.16 Subsidiaries. As of the Closing Date, the Company has no Significant Subsidiaries, as defined in Rule 12b-2 under the Exchange Act, other than as set forth in Exhibit 21 of the

Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 and has no equity investments in any other corporation or entity other than wholly owned Subsidiaries and other than those specifically disclosed in
Schedule 5.16.

         5.17 Insurance. The properties of the Company and its Insurance Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Insurance Subsidiary operates.

         5.18 Full Disclosure. None of the representations or warranties made by the Company in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

         5.19 Solvency. After giving effect to the funding of the initial Loans, the application of proceeds thereof as contemplated by this Agreement and the payment of all estimated legal, accounting and other fees related hereto, the Company will be solvent as of and on the Closing Date.

         5.20 Insurance Subsidiaries. All of the Annual Statements or any other financial or similar statement of the Insurance Subsidiaries provided to the Agent, or which shall hereafter be provided to the Agent pursuant to the terms of this Agreement and any other Loan Document, are, in all material respects, true and complete statements of all of the assets and liabilities and of the condition and affairs of the said insurer prepared in accordance with SAP.

         5.21 Year 2000. The Company reasonably believes that (a) it and its Subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to address appropriately, business and financial risks facing the Company and its Subsidiaries as a result of what is commonly referred to as the "Year 2000 problem" (i.e., the inability of certain computer applications to recognize correctly and perform date-sensitive functions involving certain dates prior to and after December 31, 1999), including risks resulting from the failure of key vendors and customers of the Company and its Subsidiaries to successfully address the Year 2000 problem, and (b) its and its Subsidiaries' material computer applications will, on a timely basis, adequately address the Year 2000 problem in all material respects.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

         6.1 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Banks (it being agreed that the delivery to the Agent of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the Company shall satisfy the requirements for the delivery of financial statements set forth in subparagraphs (a) and (b) below), with sufficient copies for each Bank:

                (a) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1999), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes in which the Independent Auditor concurs). Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Banks and such Independent Auditor in form and substance satisfactory to the Agent;

                (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 30, 2000), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries;

                (c) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1999), a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statements of income, stockholders' equity and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.1(a);

                (d) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 30, 2000), a copy of the unaudited consolidating balance sheets of the Company and its Subsidiaries, and the related consolidating statements of income, stockholders' equity and cash flows for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.1(b).

                (e) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the Annual Statement of each Insurance Subsidiary for such fiscal year prepared in accordance with SAP and accompanied by the certification of the chief executive officer or the chief financial officer of such Insurance Subsidiary that such Annual Statement is complete and correct in all material respects and presents fairly in accordance with SAP the financial position of such Insurance Subsidiary for the period then ended; and

                (f) as soon as possible, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the quarterly statement of each Insurance Subsidiary for each such fiscal quarter, all prepared in accordance with SAP and accompanied by the certification of the chief executive officer or the chief financial officer of such Insurance Subsidiary that such quarterly statements are complete and correct in all material respects and present fairly in accordance with SAP the financial position of such Insurance Subsidiary for the period then ended.

         6.2 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

                (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a letter of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained by such Independent

Auditor of any Default or Event of Default, except as specified in such letter;

                (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a), (b), (e) and (f), a Compliance Certificate executed by a Responsible Officer;

                (c) promptly, copies of all financial statements and regular, periodic or special reports (including Form 10-K, 10-Q and 8-K) that the Company makes to, or files with, the SEC and copies of any other communications made to its stockholders that would be of material interest to the Banks;

                (d) the following certificates and other information:

                             (i)  upon request of the Agent, a copy of any
financial examination report or market conduct examination report by a Governmental Authority with respect to any Insurance Subsidiary (or with respect to the Company if it at any time becomes involved in the business of insurance), relating to the insurance business of such Insurance Subsidiary or, if applicable, the Company (when, and if, prepared); provided, that such Insurance Subsidiary or, if applicable, the Company, shall not have to deliver any interim report hereunder so long as, if requested by the Agent, a final report is issued and delivered to the Agent within 60 days of such interim report;

                             (ii) within two Business Days of the receipt of
such notice, notice of the actual suspension, termination or revocation of any material license of the Company or any Insurance Subsidiary by any Governmental Authority, the loss of which is reasonably likely to have a Material Adverse Effect, or notice from any Governmental Authority notifying the Company or any Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Company or any Insurance Subsidiary to take, or refrain from taking, any action which is reasonably likely to have a Material Adverse Effect;

                             (iii) within two Business Days of the receipt by
the Company or an Insurance Subsidiary of such notice, notice of any material pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Company or any Insurance Subsidiary, including any agent or managing general agent thereof;

                             (iv)  promptly upon the receipt by the Company or
any Insurance Subsidiary of such notice, notice of any actual material changes in the Insurance Code governing the investment or dividend practices of insurance companies domiciled in any of the states in which any Insurance Subsidiary is domiciled, which could reasonably be expected to have a Material Adverse Effect; and

                (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time request.

         6.3 Notices. The Company shall promptly notify the Agent and each Bank:

                (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that would reasonably be expected to become a Default or Event of Default;

                (b) of any matter known to the Company that has resulted or could reasonably be expected to result in a Material Adverse Effect, including
(i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Insurance Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Insurance Subsidiary and any Governmental Authority (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan or Welfare
Plan); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Insurance Subsidiary; including pursuant to any applicable Environmental Laws;

                (c) of the failure of any Person in the Controlled Group to make a required contribution to any Plan if such failure is sufficient to give rise to a Lien under section 302(f)(1) of ERISA;

                (d) of the institution of any steps by any entity in the Controlled Group to withdraw from, or the institution of any steps by the Company or any other Person to terminate under a distress termination, any Plan, or the occurrence of any event with respect to any Plan, in each case, which would reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of any material liability (other than a liability for contributions or premiums), fine or penalty; and

                (e) of any material change in accounting policies or financial reporting practices by the Company or any of the Insurance Subsidiaries.

                Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth in reasonable detail the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.

         6.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Insurance Subsidiary to:

                (a) except as otherwise may be permitted pursuant to Section 7.3 hereof, preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation where the failure so to preserve and maintain its corporate existence and good standing would reasonably be expected to have a Material Adverse Effect;

                (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2, the failure of which to preserve or maintain would reasonably be expected to have a Material Adverse Effect;

                (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill, the failure of which to preserve or maintain would reasonably be expected to have a Material Adverse Effect; and

                (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

         6.5 Maintenance of Property. The Company shall maintain, and shall cause each Insurance Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, the failure of which to preserve or maintain would reasonably be expected to have a Material Adverse Effect.

         6.6 Insurance. The Company shall maintain, and shall cause each Insurance Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         6.7 Payment of Obligations. The Company shall, and shall cause each Insurance Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

                (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         6.8 Compliance with Laws. The Company shall comply, and shall cause each Insurance Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist, and except where the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

         6.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each consolidated Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or SAP, as applicable, consistently applied (except for changes in which the Independent Auditor concurs) shall be made of all financial transactions and matters involving the assets and business of the Company and such consolidated Subsidiary. The Company shall permit, and shall cause each Insurance Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

         6.11 Environmental Laws. The Company shall, and shall cause each Insurance Subsidiary to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

         6.12 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes, including the refinancing of the Company's existing debt and acquisition of common stock of the Company but not for purposes of undertaking an Acquisition.


                                   ARTICLE VII

                               NEGATIVE COVENANTS

         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

         7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Insurance Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.1 securing Indebtedness outstanding on such date;

                (b) any Lien created under any Loan Document;

                (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of Lien has been filed or recorded under the Code;

                (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                (f) Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

                (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens in the aggregate at any time outstanding for the Company and the Insurance Subsidiaries do not exceed $10,000,000;

                (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and the Insurance Subsidiaries;

                (i) deposits made by an Insurance Subsidiary, or other statutory Liens against the assets of any Insurance Subsidiary, in each case made or incurred in favor of policyholders of such Insurance Subsidiary in the ordinary course of business pursuant to insurance regulatory requirements;

                (j) Liens on assets of corporations which become Insurance Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

                (k) purchase money security interests on any property acquired or held by the Company or its Insurance Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property (which property shall include the property set forth on Schedule 7.1(k) hereto); provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

                (l) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

                (m) Liens in favor of securities brokers or other securities intermediaries arising in the ordinary course of the merger arbitage investment activities of the Company or any Insurance Subsidiary which activities do not involve leverage in excess of 50%, and which activities are conducted in accordance with applicable margin rules; and

                (n) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution.

         7.2 Disposition of Assets. The Company: (i) shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or in a series of related transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except in the ordinary course of business consistent with past practices; and (ii) shall not, and shall not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or in a series of related transactions) shares of stock held by it in any of the Subsidiaries, or enter into any agreement to do any of the foregoing; provided, however, that notwithstanding the foregoing, the Company and such Subsidiaries may engage in the transactions described in subsections (i) and (ii) above, if the fair value of such transactions does not exceed $50,000,000, and if fair value shall have been determined in good faith by the Board of Directors of the Company, in the case of transactions in excess of $10,000,000, or if such transaction is otherwise permitted by Section 7.3 and, provided, further that sales, assignments, leases, conveyances, transfers or dispositions may be made to the Company or wholly owned Subsidiaries.

         7.3 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Insurance Subsidiary to, merge, consolidate with or into any Person, except:

                (a) any merger or consolidation in which the Company or an Insurance Subsidiary is the continuing or surviving corporation; and

                (b) any Insurance Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or may merge with any one or more Insurance Subsidiaries.

         7.4 Transactions with Affiliates. The Company shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than a wholly owned Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

         7.5 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act; provided, however, that the Company may purchase its own stock with the proceeds of the Loans.

         7.6 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         7.7 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from the types of lines of business carried on by the Company and its Subsidiaries on the date hereof and that would result in the Company and its Subsidiaries, taken as a whole, no longer remaining primarily engaged in the property and casualty insurance and reinsurance business and businesses directly related thereto.

         7.8 Accounting Changes. The Company shall not, and shall not suffer or permit any Insurance Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or SAP, or change the fiscal year of the Company or of any Insurance Subsidiary.

         7.9  Financial Covenants.

                (a) Minimum Common Stockholder's Equity. The Company shall not at any time permit Common Stockholder's Equity to be less than $625,000,000 plus 25% of net income (if positive) determined on a cumulative basis for the period commencing October 1, 1999.

                (b) Debt Ratio. The Company shall not permit the Debt Ratio to be greater than 0.40:1 at the end of any fiscal quarter.

         7.10 Deferrable Interest Debentures. The Company shall not permit any prepayment of the Deferrable Interest Debentures.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         8.1 Event of Default. Any of the following shall constitute an "Event of Default":

                (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within four days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

                (b) Representation or Warranty. Any representation or warranty by the Company made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or


                (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.2(d)(ii)-(iv),
6.3 or 6.4 or in Article VII; or

                (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

                (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation in excess of $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

                (f) Insolvency; Voluntary Proceedings. The Company or any Insurance Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing; or

                (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Insurance Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Insurance Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Insurance Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Insurance Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

                (h) Employee Benefit Plans. A contribution failure occurs with respect to any Plan sufficient to give rise to a Lien against the Company or any of its Subsidiaries under section 302(f)(1) of ERISA (as in effect on the Closing Date); or withdrawal by one or more companies in the Controlled Group from one or more Multiemployer Plans to which it or they have an obligation to contribute and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal or withdrawals (including any outstanding withdrawal liability that the Controlled Group has incurred on the date of such liability) is $10,000,000 or more; or the occurrence of any other event with respect to a Plan which would reasonably be expected to result in the incurrence by the Company or any of its

Subsidiaries of a liability, fine or penalty of $10,000,000 or more; or

                (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Insurance Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

                (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                (k) Change of Control.  There occurs any Change of Control; or

                (l) Loss of Licenses. The insurance department of any state in which any of the Insurance Subsidiaries is licensed or any other Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any Insurance Subsidiary, or the Company or any Insurance Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Insurance Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, and any of the foregoing results or is reasonably likely to result in a Material Adverse Effect; or

                (m) Adverse Change.  There occurs a Material Adverse Effect; or

                (n) Change in Regulation. Any change is made in the laws or regulations of the states of organization or domicile of any Insurance Subsidiary affecting the investment or dividend practices of any Insurance Subsidiary and which would reasonably be expected to result in a Material Adverse Effect.

         8.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks,

                (a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

                (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

         8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE IX

                                    THE AGENT

         9.1 Appointment and Authorization. Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

         9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         9.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         9.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         9.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         9.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

         9.9 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this

Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

         9.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

                             (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                             (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

                              (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

                (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

                (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.2);

                (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

                (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

                (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

                (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

         10.2 Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

                (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

         (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

         10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         10.4 Costs and Expenses.  The Company shall:

                (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; and

                (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         10.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person or to any Bank on account of interest required to be paid by such Bank to the Agent pursuant to Section 2.12. The agreements in this Section shall survive payment of all other Obligations.

         10.6 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

         10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

         10.8 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and
(iii) the assignor Bank has paid to the Agent a processing fee in the amount of $3,500.

                (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, and provided that the consent of the Company, if required pursuant to subsection 10.8(a), shall have been obtained, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 10.8(a), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

                (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1,
3.3 and 10.5 as though it were also a Bank hereunder, and not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

                (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CAR Section203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         10.9 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on such Company's or Subsidiary's behalf, under this

Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

         10.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         10.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

         10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

         10.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         10.16 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY

OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         10.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in by their proper and duly authorized officers as of the day and year first above written.

                                          W.R. BERKLEY CORPORATION

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------

                                          BANK OF AMERICA, NATIONAL ASSOCIATION,
                                          as Administrative Agent

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------


                                          BANK OF AMERICA, NATIONAL ASSOCIATION,
                                          as a Bank

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------


                                          WELLS FARGO BANK, N. A.

                                          By:
                                             -----------------------------------
                                          Title:
                                                --------------------------------

                                  SCHEDULE 2.1




                                   COMMITMENTS
                               AND PRO RATA SHARES


                                                                                                   Pro Rata
         Bank                                               Commitment                             Share
         ----                                               ----------                             -----
Bank of America,
National Association                                        $50,000,000                            66 2/3%

Wells Fargo Bank, N.A.                                      $25,000,000                            33 1/3%


        TOTAL                                               $75,000,000                            100%

                                  SCHEDULE 10.2



                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                              ADDRESSES FOR NOTICES



BANK OF AMERICA, NATIONAL ASSOCIATION,
  as Agent

Bank of America, National Association
1850 Gateway Boulevard,
Fifth Floor
Concord, California 94521
Attention:   Clayton Choo/Corwin Lewis

Telephone:   925-675-8368/925-675-8357
Facsimile:   925-969-2804



BANK OF AMERICA, NATIONAL ASSOCIATION,
  as a Bank

Domestic and Offshore Lending Office:
1850 Gateway Boulevard, Fourth Floor
Concord, California 94520

Notices (other than Notices of Borrowing and Notices of
Conversion/Continuation):

Bank of America, National Association
231 South LaSalle Street
10th Floor
Chicago, Illinois 60697
Attention: Elizabeth Bishop

Telephone:   312-828-6550
Facsimile:   312-987-0889



WELLS FARGO BANK, N.A.

Domestic and Offshore Lending Office:
201 Third Street, MAC 0187-081
San Francisco, California 94103

Notices (other than Notices of Borrowing and Notices of
Conversion/Continuation):

Wells Fargo Bank, N.A.
230 West Monroe Street
Suite 2900
Chicago, Illinois 60606
Attention: Robert Meyer

Telephone:   312-345-8623
Facsimile:   312-553-4783

                                    EXHIBIT A

                               NOTICE OF BORROWING


Date:        _________________________

To: Bank of America, National Association as Administrative Agent for the Banks parties to the Credit Agreement dated as of December 10, 1999 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among W.R. Berkley Corporation, certain Banks which are signatories thereto and Bank of America, National Association, as administrative agent


Ladies and Gentlemen:

             The undersigned, W.R. Berkley Corporation (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.3 of the Credit Agreement, of the Borrowing specified below:

                    1. The Business Day of the proposed Borrowing is __________.

                    2. The aggregate amount of the proposed Borrowing is $_____.

                    3. The Borrowing is to be comprised of $__________ of [Base
             Rate] [Offshore Rate] Loans.

                    4. [The duration of the Interest Period for the Offshore
             Rate Loans included in the Borrowing shall be _____ months.]

             The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

                    (a) the representations and warranties of the Company
             contained in Article V of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date);

                    (b) no Default or Event of Default has occurred and is
             continuing, or would result from such proposed Borrowing; and

                    (c) The proposed Borrowing will not cause the aggregate
             principal amount of all outstanding Loans to exceed the combined Commitments of the Banks.


                                            W.R. BERKLEY CORPORATION



                                       By:______________________________________

                                       Title:___________________________________

                                    EXHIBIT B

                        NOTICE OF CONVERSION/CONTINUATION

                                                       Date:____________________


To: Bank of America ,National Association, as Administrative Agent for the Banks parties to the Credit Agreement dated as of December 10, 1999 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among W.R. Berkley Corporation, certain Banks which are signatories thereto and Bank of America, National Association, as administrative agent

Ladies and Gentlemen:

         The undersigned, W.R. Berkley Corporation (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

                  1.  The Conversion/Continuation Date is ___________________,
          __________________.

                  2. The aggregate amount of the Loans to be [converted] [continued] is $_______________.

                  3. The Loans are to be [converted into] [continued as] [Offshore Rate] [Base Rate] Loans.

                  4. [If applicable:] The duration of the Interest Period for the Offshore Rate Loans included in the [conversion] [continuation] shall be _____ months.


                                       W.R. BERKLEY CORPORATION



                                       By:______________________________________

                                       Title:___________________________________

                                    EXHIBIT C


                            W.R. BERKLEY CORPORATION
                             COMPLIANCE CERTIFICATE



                                    Financial
                                    Statement Date:____________________________,


         Reference is made to that certain Credit Agreement dated as of December 10, 1999 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among W.R. Berkley (the "Company"), the several financial institutions from time to time parties thereto (the "Banks") and Bank of America, National Association, as administrative agent for the Banks (in such capacity, the "Agent"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

         The undersigned Responsible Officer of the Company, hereby certifies as of the date hereof that he/she is the _____________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Agent on the behalf of the Company and its consolidated Subsidiaries, and that:

         1. Enclosed herewith is a copy of the [annual audit/quarterly] report of the Company as at consolidated (the "Computation Date") which report fairly presents the financial condition and results of operation of the Company and its Subsidiaries, as of the Computation Date.

         2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

         3. To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

         4. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________________, ____________.


                                       W.R. BERKLEY CORPORATION



                                       By:______________________________________

                                       Title:___________________________________

                                                     Date: ______________, ____
                                                     For the fiscal quarter/year
                                                     ended ______________, ____



                                   SCHEDULE 2
                          to the Compliance Certificate

                                Actual    Required/Permitted
                                ------    ------------------
1.  Section 7.9(a)
    a.  Common Stockholders'              a.  $625,000,000                             $______
        Equity
                                          b.  25% of net income                        $______
                                              (if positive) for
                                              period since
                                              October 1, 1999
                                          c.  Required (a) plus                        $______
                                              (b)


                                          Actual                                       $______

                                    [SAMPLE]

2.         Section 7.9(b)                                                 Maximum Permitted
           --------------                                                 -----------------
           a.       Indebtedness (excluding               $______
                    Deferrable Interest
                    Debentures)

           b.       Portion of Deferrable                 $______
                    Interest Debentures
                    treated as Indebtedness

           c.       Total Indebtedness (a)                $______
                    plus (b)

           d.       Common Stockholders'                  $______
                    Equity

           e.       Deferrable Interest                   $______
                    Debenture treated as
                    Common Stockholders'
                    Equity

           f.       Total Capital                         $______
                    (c) plus (d) plus (e)                  ____to         0.40 to 1.0
                                                          1.0
           e.       Indebtedness to Total
                    Capital (c) to (f)

                                    EXHIBIT D



                          _______________________, 1999



Bank of America, National Association,
   as Administrative Agent
231 South LaSalle Street
Chicago, Illinois 60697


Ladies and Gentlemen:

         We have acted as counsel to W.R. Berkley Corporation ("Company") in connection with the preparation, execution and delivery of the Credit Agreement, dated as of December 10, 1999 (the "Credit Agreement") (together with the documents referred to therein, the "Loan Documents"), among the Company, certain banks and Bank of America, National Association, as administrative agent. This opinion is rendered to you pursuant to Section 4.1(d) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter set forth. In examining such documents, we have assumed the genuineness of the signatures of all parties, the authenticity of all documents purporting to be originals and the conformity to originals of all documents purporting to be copied.

         As to various questions of fact material to such opinions, we have relied upon certificates of responsible officers of the Company and public officials.

         Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         2. The Company is duly qualified as a foreign corporation to do or transact business in, and is in good standing under the laws of, each jurisdiction in which the ownership or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which failure by it so to qualify would not have a Material Adverse Effect.

         3. The Company has the requisite corporate power and authority and all governmental licenses, authorizations, consents, certificates of authority and approvals to own or lease its assets or properties and to conduct its business as currently conducted. The Company has the requisite corporate power and authority to execute, deliver and enter into, and to incur and perform its obligations under, the Loan Documents.

         4. The execution, delivery and performance by the Company of its obligations under the Loan Documents: (a) have been duly and validly authorized by all necessary corporate action; (b) do not violate, conflict with or result in a violation or breach of, accelerate any performance required by the Company under, or create or impose any Lien on, any of the Company's properties or assess (except as may be provided in and pursuant to the Loan Documents) by reason of the terms of (i) the Certificate of Incorporation or by laws of the Company, (ii) any law, rule or regulation of any Governmental Authority applicable to the Company or by or to which the Company or its properties are bound or subject; or (iii) to our knowledge, any order, writ, judgment, injunction or decree of any court or other Governmental Authority, or, to our knowledge, any indenture, mortgage, deed of trust, lease, security agreement or any other instrument or agreement to which the Company is a party or subject or by which the Company or its properties are bound; and (c) do not require any consent or approval of, or registration or filing with, any court, Governmental Authority or other Person which has not been obtained or filed as of the date hereof.

         5. The Loan Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject only to
(i) bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws relating to or affecting the rights of creditors generally and (ii) general principles of equity with respect to availability of equitable remedies, regardless of whether enforcement is sought in proceedings at law or in equity.

         6. To our knowledge, there are no actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Company) pending or threatened against the Company before or by any governmental agency, or court, arbitrator or grand jury that, if adversely determined, could reasonably be expected to have a Material Adverse Effect. To our knowledge, the Company is not in default with respect to any judgment, order, writ, injunction, decree, demand, rule or regulation of any court, arbitrator, grand jury, or of any governmental agency, which default could reasonably be expected to have a Material Adverse Effect.

         We are members only of the Bar of the Sate of New York and do not purport to be experts in the laws of jurisdictions other than the State of New York, except for The General Corporation Law of the State of Delaware and federal laws of the United States of America, and the opinions set forth herein are accordingly limited to said laws of those jurisdictions. To the extent the opinions expressed herein involve the laws of the State of Illinois, we have assumed that the laws of the State of Illinois are the same as those of the State of New York.

         The opinions hereinbefore expressed are limited by principles of equity which may limit the availability of certain rights and remedies, and do not reflect the effect of bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and debtors' obligations generally.

         This opinion is being provided to the Banks in connection with the transactions contemplated by the Loan Documents and may not be relied upon by the Banks for any other purpose and may not be relied upon by any other person, firm, corporation or entity, except for successors to the Banks and Assignees and Participants.

                                                     Very truly yours,

                                    EXHIBIT E

                  [FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT



                  This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of __________, ____ is made between ______________________________ (the "Assignor") and __________________________
(the "Assignee").


                                    RECITALS

                  WHEREAS, the Assignor is party to that certain Credit Agreement dated as of December 10, 1999 (as amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement") among W.R. Berkley Corporation (the "Company"), the financial institutions from time to time party thereto (including the Assignor, the "Banks"), and Bank of America, National Association, as administrative agent for the Banks (the "Agent"). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

                  WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "Loans") to the Company in an aggregate amount not to exceed $__________ (the "Commitment");

                  WHEREAS, [the Assignor has made Loans in the aggregate principal amount of $__________ to the Company] [no Loans are outstanding under the Credit Agreement]; and

                  WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Loans] in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:


         1.       Assignment and Acceptance.

                  (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee's Percentage Share") of (A) the Commitment [and the Loans] of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

                  [If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Loans assigned.]

                  (b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections 10.4 and 10.5 of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

                  (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Commitment will be $__________.

                  (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Commitment will be $__________.

         2.       Payments.

                  (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee's Pro Rata Share of the principal amount of all Loans.

                  (b) The Assignor further agrees to pay to the Agent a processing fee in the amount specified in Section 10.8 of the Credit Agreement.

         3.       Reallocation of Payments.

         Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment and Loans shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

         4.       Independent Credit Decision.

         The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 6.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

         5.       Effective Date; Notices.

                  (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                             (i)    this Assignment and Acceptance shall be
executed and delivered by the Assignor and the Assignee;

                            (ii)    the consent of the Company and the Agent
required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 10.8 of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                           (iii)    the Assignee shall pay to the Assignor
all amounts due to the Assignor under this Assignment and Acceptance;

                             (v)    the processing fee referred to in
Section 2(b) hereof and in Section 10.8(a) of the Credit
Agreement shall have been paid to the Agent; and

                            (vi)    the Assignor shall have assigned and the
Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).

                  (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Company and the Agent for acknowledgment by the Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

         [6.      Agent.  [INCLUDE ONLY IF ASSIGNOR IS AGENT]

                  (a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

                  (b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

         7.       Withholding Tax.

         The Assignee (a) represents and warrants to the Bank, the Agent and the Company that under applicable law and treaties no tax will be required to be withheld by the Bank with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Company prior to the time that the Agent or Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

         8.       Representations and Warranties.

                  (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

                  (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

                  (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

         9.       Further Assurances.

         The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

         10.      Miscellaneous.

                  (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

                  (b) All payments made hereunder shall be made without any set-off or counterclaim.

                  (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

                  (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                  (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Illinois over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Illinois State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

                  (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS

THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

                  [Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.


                                                         [ASSIGNOR]


                                          By:___________________________________

                                          Title:________________________________


                                          Address:______________________________

                                                         [ASSIGNEE]


                                          By:___________________________________

                                          Title:________________________________


                                          Address:______________________________

                                   SCHEDULE 1

                       NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                                          _______________, _____



Bank of America, National Association,
  as Administrative Agent
1850 Gateway Boulevard
Fifth Floor
Concord, California 94521

W.R. Berkley Corporation
165 Mason Street
P.O. Box 2518
Greenwich, CT 06836-2518

Ladies and Gentlemen:

         We refer to the Credit Agreement dated as of December 10, 1999(as amended, amended and restated, modified, supplemented or renewed from time to time the "Credit Agreement") among W.R. Berkley Corporation (the "Company"), the Banks referred to therein and Bank of America, National Association, as administrative agent for the Banks (the "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

         1. We hereby give you notice of, and request your consent to, the assignment by __________________ (the "Assignor") to _______________ (the
"Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor and all outstanding Loans made by the Assignor) pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). Before giving effect to such assignment the Assignor's Commitment is $ ___________[,] [and] the aggregate amount of its outstanding Loans is $_____________.

         2. The Assignee agrees that, upon receiving the consent of the Agent and, if applicable, the Company to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

         3. The following administrative details apply to the Assignee:

                  (A)      Notice Address:

                           Assignee name: __________________________
                           Address:  _______________________________
                                     _______________________________
                                     _______________________________
                           Attention:  _____________________________
                           Telephone:  (___) _______________________
                           Telecopier:  (___) ______________________

                  (B)      Payment Instructions:

                           Account No.:  ___________________________
                                    At:  ___________________________
                                         ___________________________
                                         ___________________________
                           Reference:    ___________________________
                           Attention:    ___________________________

         4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.


                                    Very truly yours,

                                    [NAME OF ASSIGNOR]


                                    By:_________________________________________

                                    Title:______________________________________


                                    [NAME OF ASSIGNEE]


                                    By:_________________________________________

                                    Title:______________________________________

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:


W.R. BERKLEY CORPORATION


By:_______________________________

Title:  __________________________



BANK OF AMERICA, NATIONAL ASSOCIATION,
  as Administrative Agent


By: ______________________________

Its: _____________________________

                                    EXHIBIT F


                            [FORM OF] PROMISSORY NOTE


$____________________                                        _____________, 199_


                FOR VALUE RECEIVED, the undersigned, W.R. Berkley Corporation, a Delaware corporation (the "Company"), hereby promises to pay to the order
of         the "Bank") the principal sum of       Dollars ($       ) or, if
less, the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to the Credit Agreement, dated as of December 10, 1999 (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "Credit Agreement"), among the Company, the Bank, the other banks parties thereto, and Bank of America, National Association, as Administrative Agent for the Banks, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

                The Bank is authorized to endorse the amount and the date on which each Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement and this Promissory Note (the "Note").

                This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.



                                                   W.R. BERKLEY CORPORATION




                                      By:_______________________________________

                                     Title:_____________________________________

                                                              Schedule A to Note



                BASE RATE LOANS AND REPAYMENT OF BASE RATE LOANS



                 (2)           (3)            (4)
                Amount      Maturity        Amount of
                  of         Date of          Base           (5)
    (1)          Base         Base          Rate Loan      Notation
   Date       Rate Loan     Rate Loan        Repaid        Made By
__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

__________    __________    __________     __________     __________

                                                              Schedule B to Note



            OFFSHORE RATE LOANS AND REPAYMENT OF OFFSHORE RATE LOANS





                (2)           (3)            (4)
               Amount       Maturity       Amount of
                 of         Date of        Offshore          (5)
    (1)       Offshore      Offshore         Rate          Notation
   Date       Rate Loan     Rate Loan     Loan Repaid      Made By
__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________

__________    __________    __________    ___________     __________